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                                                                      EXHIBIT 99

                  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The following Unaudited Pro Forma Condensed Combined Statement of Operations gives effect to Cendant's acquisitions of Avis Group Holdings, Inc. ("Avis") on March 1, 2001 and Galileo International, Inc. ("Galileo") on October 1, 2001. Transactions have been accounted for under the purchase method of accounting.

The Unaudited Pro Forma Condensed Combined Statement of Operations assumes the acquisitions of Avis and Galileo both occurred on January 1, 2001. The unaudited pro forma financial information is based on the historical consolidated financial statements of the Company, Avis and Galileo under the assumptions and adjustments set forth in the accompanying explanatory notes.

Since Avis was consolidated with the Company as of March 1, 2001, Avis' results of operations between January 1, 2001 and February 28, 2001 were combined with the Company's results of operations for the year ended December 31, 2001, which were then added to Galileo's results of operations for the nine months ended September 30, 2001, subject to certain pro forma adjustments, to provide the combined pro forma results of operations. All intercompany transactions were eliminated on a pro forma basis. Historically, Avis paid the Company for services the Company provided related to call centers and information technology and for the use of the Company's trademarks, and Avis paid Galileo for services Galileo provided related to reservations for vehicle rentals. Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS," the Company is not amortizing goodwill and certain other intangible assets arising from the acquisition of Galileo.

The Company continues to review acquired operations, which may result in a plan to realign or reorganize certain of those operations. The costs of implementing such a plan, if it were to occur, have not been reflected in the accompanying pro forma financial information. The impact of a potential realignment or reorganization could increase or decrease the amount of goodwill and intangible assets and any related amortization in the accompanying pro forma financial information. Additionally, the Unaudited Pro Forma Condensed Combined Statement of Operations excludes any benefits that might result from the acquisitions due to synergies that may be derived or from the elimination of duplicate efforts.

The Company's management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial information. The Company has completed other acquisitions and dispositions which are not significant and, accordingly, have not been included in the accompanying unaudited pro forma financial information. The unaudited pro forma financial information may not be indicative of the financial position or results of operations that would have occurred if the acquisitions of Avis and Galileo had been in effect on the dates indicated or which might be obtained in the future.

The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto for the Company, Avis and Galileo. Certain reclassifications have been made to the historical amounts of Galileo to conform with the Company's classification.

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         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                            HISTORICAL                            HISTORICAL
                                               AVIS                                GALILEO
                                              JAN 1-        AVIS                    JAN 1-       GALILEO
                               HISTORICAL    FEB 28,      PURCHASE     ADJUSTED     OCT 1,      PURCHASE      COMBINED
                                CENDANT        2001      ADJUSTMENTS   CENDANT       2001      ADJUSTMENTS   PRO FORMA
                               ----------   ----------   -----------   --------   ----------   -----------   ----------
REVENUES
  Service fees and
    membership-related, net    $   5,456    $      27    $       (34)(a) $  5,449 $   1,244    $        (9)(f) $    6,684
  Vehicle-related                  3,426          594             --      4,020          --             --        4,020
  Other                               68           20             -- (b)       88        65             --          153
                               ---------    ---------    -----------   --------   ---------    -----------   ----------
Net revenues                       8,950          641            (34)     9,557       1,309             (9)      10,857
EXPENSES
  Operating                        2,937          174            (34)(a)    3,077       305             (9)(f)      3,373
  Selling, general and
    administrative                 2,010          114             --      2,124         592            (41)(g)      2,675
  Vehicle depreciation, lease
    charges and interest, net      1,799          350             --      2,149          --             --        2,149
  Non-vehicle depreciation
    and amortization                 501           23              6 (c)      530       179           (119)(g)        590
  Other charges, net                 671           --             --        671          --             --          671
  Non-vehicle interest, net          249           12              1 (d)      262        26            (28)(h)        260
  Other, net                          --           --             --         --           5             --            5
                               ---------    ---------    -----------   --------   ---------    -----------   ----------
Total expenses                     8,167          673            (27)     8,813       1,107           (197)       9,723
                               ---------    ---------    -----------   --------   ---------    -----------   ----------
Net loss on dispositions of
  businesses and impairment
  of investments                     (24)          --             --        (24)         --             --          (24)
                               ---------    ---------    -----------   --------   ---------    -----------   ----------
INCOME (LOSS) BEFORE INCOME
  TAXES, MINORITY INTEREST
  AND EQUITY IN HOMESTORE.COM        759          (32)            (7)       720         202            188        1,110
Provision (benefit) for
  income taxes                       235          (10)            (3)(e)      222        89             57 (i)        368
Minority interest, net of tax         24           --             --         24          --             --           24
Losses related to equity in
  Homestore.com, net of tax           77           --             --         77          --             --           77
                               ---------    ---------    -----------   --------   ---------    -----------   ----------
INCOME (LOSS) BEFORE
  CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES           $     423    $     (22)   $        (4)  $    397   $     113    $       131   $      641
                               =========    =========    ===========   ========   =========    ===========   ==========
CD COMMON STOCK INCOME PER
  SHARE
  INCOME BEFORE CUMULATIVE
    EFFECT OF ACCOUNTING
    CHANGES
    Basic                      $    0.47                               $   0.44                              $     0.63
    Diluted                         0.45                                   0.42                                    0.61

  WEIGHTED AVERAGE SHARES
    OUTSTANDING
    Basic                            869                                    869                        117 (j)        986
    Diluted                          917                                    917                        117 (j)      1,034

 See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of
                                  Operations.

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